EXHIBIT 3.1

HAVERTY FURNITURE COMPANIES, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

Haverty Furniture Companies, Inc., a Maryland corporation (the “Corporation”), certifies as follows:

FIRST: The Corporation desires to amend and restate its Charter as currently in effect.

SECOND: The Charter of the Corporation is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, upon acceptance for record of these Articles of Amendment and Restatement by the State Department of Assessments and Taxation of the State of Maryland, the provisions set forth in these Articles of Amendment and Restatement will be all of the provisions of the Charter of the Corporation as currently in effect and as hereinafter amended.

THIRD: This amendment to and restatement of the Charter of the Corporation as set forth in Exhibit A attached hereto has been duly advised by the Board of Directors of the Corporation and was approved by the stockholders of the Corporation as required by law.

FOURTH: This amendment to and restatement of the Charter of the Corporation does not increase or decrease the authorized stock of the Corporation.

FIFTH: The current address of the principal office of the Corporation is as set forth in ARTICLE IV of the attached amendment and restatement of the Charter.

SIXTH: The name and address of the Corporation’s current resident agent is as set forth in ARTICLE IV of the attached amendment and restatement of the Charter.

SEVENTH: The number of directors of the Corporation is 11 and the names of those currently in office are as set forth in ARTICLE V, paragraph B of the attached amendment and restatement of the Charter.

The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters of fact required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be executed in its name and on its behalf by its President and attested to by its Secretary on this 18th day of May 2006.

Attest:		HAVERTY FURNITURE COMPANIES, INC.
/s/ Jenny Hill Parker	By:	/s/ Clarence H. Smith
Jenny Hill Parker Secretary		Clarence H. Smith President and Chief Executive Officer

EXHIBIT A

CHARTER OF HAVERTY FURNITURE COMPANIES, INC.

ARTICLE I

NAME

The name of the corporation is Haverty Furniture Companies, Inc.

ARTICLE II

PERIOD OF DURATION

The period of duration of the Corporation is perpetual.

ARTICLE III

PURPOSE AND POWERS

The purpose for which the Corporation is formed is to engage in any lawful act, activity or business for which corporations may now or hereafter be organized under the Maryland General Corporation Law (the “GCL”). The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purpose.

ARTICLE IV

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 11 East Chase Street, Baltimore, Maryland 21202. The resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporation Service Company, whose address is 11 East Chase Street, Baltimore, Maryland 21202. Said resident agent is a corporation organized and existing under the laws of the State of Maryland.

ARTICLE V

DIRECTORS

A.           The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

B.           The number of directors of the Corporation shall be 11, which number may be increased or decreased from time to time pursuant to the Charter or By-laws of the Corporation. The names of the current directors who shall act until their successors are duly chosen and qualified, are:

John T. Glover	Rawson Haverty, Jr.	L. Phillip Humann
Mylle H. Mangum	Frank S. McGaughey, III	Terence F. McGuirk
Vicki R. Palmer	Clarence H. Ridley	Fred L. Schuermann
Clarence H. Smith	Al Trujillo

C.           No director of the Corporation shall be removed from office except upon the affirmative vote of a majority of the shares of the class of stock which elected such director; and, in the event of a vacancy on the Board of Directors arising by the death, disability, resignation or removal of a director, such vacancy shall not be filled except by the directors remaining in office who were elected by the holders of the same class of stock as elected the director whose vacancy is being filled or by the affirmative vote of a majority of the votes entitled to be cast by the holders of shares of such class of stock.

ARTICLE VI

CAPITAL STOCK

The authorized capital of the Corporation shall consist of 66,000,000 shares of capital stock, which shall be represented by 65,000,000 shares of $1.00 par value common stock, designated as “Common Stock” and “Class A Common Stock” as set forth below, and 1,000,000 shares of preferred stock of $1.00 par value, designated as “Preferred Stock” as set forth below. The aggregate par value of all the shares of capital stock of the Corporation is $66,000,000.

A.           Classes of Common Stock. The 65,000,000 shares of common stock are divided into two classes as follows:

(1)          Common Stock. 50,000,000 shares of $1.00 par value common stock designated as “Common Stock” and having the following attributes:

(a)

In all elections of directors, the holders of Common Stock shall be entitled, voting separately as a class, to elect 25% of the total number of directors of the Corporation as fixed by the By-laws or by the Board of Directors pursuant to the By-laws; and, if such 25% is not a whole number then such holders shall be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors.

(b)

On all other matters as to which the stockholders of the Corporation are entitled to vote, and except as otherwise provided in the Charter of the Corporation or by law, each share of Common Stock shall have one vote and shall vote with all other shares of common stock as a single class.

(c)

In the event that the Corporation shall declare any dividend on the Class A Common Stock, except dividends payable solely in shares of common stock or other equity securities of the Corporation, the Common Stock shall have declared and paid upon it, on a share for share basis, a dividend of at least 105% of the dividend paid on shares of Class A Common Stock. The Board of Directors of the Corporation may declare and pay dividends on the Common Stock, except dividends payable in shares of Common Stock, without declaring dividends on the Class A Common Stock.

(d)	The Corporation shall not declare or pay any dividend in shares of Class A Common Stock of the Corporation on shares of Common

Stock of the Corporation; provided, however, that if any dividend be declared and paid on the Class A Common Stock in shares of Common Stock or Class A Common Stock a like dividend shall be paid on the Common Stock in shares of Common Stock.

(e)

If, as of the record date for any stockholders’ meeting at which directors are to be elected the number of issued and outstanding shares of Common Stock is less than 10% of the aggregate number of issued and outstanding shares of Common Stock and Class A Common Stock, then, in such case, all directors to be elected at such meeting, including the election of any director to fill any vacancy resulting from the death, resignation or replacement of any director or from any increase in the number of directors constituting the entire Board of Directors, shall be elected by the holders of Common Stock and Class A Common Stock voting together as a single class; provided, however, that with respect to such election, the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.

(f)

Except as specifically provided otherwise in the Charter of the Corporation, the Common Stock and Class A Common Stock shall rank pari passu and shall possess equal rights and privileges on a share for share basis, including any rights to liquidating or other distributions.

(2)          Class A Common Stock. 15,000,000 shares of $1.00 par value common stock designated as “Class A Common Stock” and having the following attributes:

(a)

In all elections of directors, the holders of Class A Common Stock shall be entitled, voting separately as a class, to elect the number of directors which is equal to the total number of directors of the Corporation as fixed by the By-laws or by the Board of Directors pursuant to the By-laws less the number of directors which the holders of Common Stock, voting separately as a class, are entitled to elect.

(b)

On all other matters as to which holders of shares of the common stock of the Corporation are entitled to vote, and except as otherwise provided in the Charter of the Corporation or by law, each share of Class A Common Stock shall have ten votes and shall vote with all other shares of common stock as a single class.

(c)

Any holder of Class A Common Stock may, at any time by written notice to the Secretary of the Corporation and tender of certificates for shares of such Class A Common Stock to be converted, convert the same on a share for share basis into Common Stock. The conversion of shares of Class A Common Stock shall be effective upon receipt by the Corporation of a written request for conversion accompanied by the certificate or certificates representing the shares of Class A Common Stock to be converted and upon compliance with such other requirements as the Board of Director may adopt. The Board of Directors of the Corporation shall appropriately and equitably adjust the conversion rate specified in this subparagraph (c) in the event of a reorganization, recapitalization, reclassification or exchange of securities, stock split, stock split-up, combination of shares, merger, consolidation or share exchange of the Corporation.

(d)

The Corporation shall not declare any dividend on the Class A Common Stock, except dividends payable solely in shares of common stock or other equity securities of the Corporation, unless concurrently with such declaration and payment there is paid on the Common Stock, on a share for share basis, a dividend of at least 105% of the amount of the dividend declared and paid on the Class A Common Stock.

(e)	The Corporation shall not declare or pay any dividend in shares of the Class A Common Stock on any equity securities of the Corporation other than the Class A Common Stock.
(f)

In the event the Corporation shall declare and pay on the Common Stock a stock dividend in Common Stock, it shall concurrently pay a like dividend on the Class A Common Stock in either Common Stock or Class A Common Stock.

(g)

If, as of the record date for any stockholders’ meeting at which directors are to be elected the number of issued and outstanding shares of Class A Common Stock is less than 750,000, then in such case, all directors who would otherwise be elected by the holders of Class A Common Stock at such meeting pursuant to ARTICLE VI, subparagraph A(2)(a) or ARTICLE V, paragraph C shall be elected by the holders of Common Stock and Class A Common Stock voting together as a single class; provided, however, that with respect to such election, the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.

B.           Preferred Stock. The 1,000,000 shares of preferred stock are designated as “Preferred Stock.” The Board of Directors of the Corporation shall be empowered, without further action by the stockholders of the Corporation, at any time and from time to time to classify or reclassify any and all shares of the Preferred Stock into one or more series and to fix, determine or change the number of shares of each series and the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of shares of any such series.

ARTICLE VII

STOCK ISSUANCE

A.           No holder of stock of any class shall be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of any class or of securities convertible into stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money or by way of dividend, all without consideration as to whether or not such shares may have been sold or issued for less than their fair value.

B.           The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the By-laws of the Corporation.

ARTICLE VIII

VOTE REQUIRED FOR CERTAIN ACTIONS

Notwithstanding any provision of law requiring a greater proportion than a majority of the votes of all classes or of any class of stock entitled to be cast to take or authorize any action, such action may be taken or authorized upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon, except as may be otherwise provided in the Charter of the Corporation or in the By-laws.

ARTICLE IX

AMENDMENTS TO CHARTER

The Corporation reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms of any of its outstanding stock by classification, reclassification, or otherwise.

ARTICLE X

INSPECTION OF BOOKS AND RECORDS

The Board of Directors shall have the power to determine from time to time whether and to what extent and at what time and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, except as otherwise provided by the GCL; and, except as so provided, no stockholder shall have any right to inspect any account or book or document of the Corporation, unless and until authorized to do so by resolution of the Board of Directors or of the stockholders.

ARTICLE XI

DIVIDENDS

If at any time now or hereafter the Corporation shall have authorized more than one class of stock or more than one class of securities convertible into stock, or any combination of those, then the Board of Directors of the Corporation may, except as provided in the Charter of the

Corporation, the By-laws or by law, declare and pay the dividends payable in shares of it own stock of one class to the holders of shares of another such class.

ARTICLE XII

INTERESTED DIRECTOR TRANSACTIONS

Any director individually, or any corporation, firm or other entity in which a director of the Corporation is a director or has a material financial interest, may be a party to, or may be pecuniarily or otherwise interested in, any contract or other transaction with the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated; provided, that in case a director, or any corporation, firm or other entity in which a director of the Corporation is a director or has a material financial interest, is so interested, such fact shall be disclosed to or shall have been known by the Board of Directors or the committee of the Board of Directors that authorized such contract or other transaction. Any director who has such a direct or indirect interest in a contract or other transaction with the Corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors or a committee of the Board of Directors at which the Board of Directors or such committee shall authorize any such contract or transaction, and may vote to authorize any such contract or transaction with like force and effect as if he or she was not so interested, provided that the transaction is approved by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum. Nothing in this ARTICLE XII shall be interpreted to limit the provisions of Section 2-419 of the GCL or to limit the authority of the Corporation to approve a contract or other transaction with a director of the Corporation, or any corporation, firm or other entity in which a director of the Corporation is a director or has a material financial interest, under the provisions of Section 2-419 of the GCL or any similar or successor provision of the GCL as now or hereafter in effect.

ARTICLE XIII

LIMITATION OF LIABILITY

To the fullest extent that limitations on the liability of directors and officers are permitted by the GCL as now or hereafter in effect, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for money damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted. No amendment to the Charter of the Corporation shall affect any right of any person under this ARTICLE XIII based on any event, omission or proceeding occurring prior to the amendment.

ARTICLE XIV

INDEMNIFICATION

The Corporation shall indemnify and advance expenses to its currently acting and its former directors and officers to the fullest extent that indemnification of directors and officers is permitted by the GCL as now or hereafter in effect. The Board of Directors may by By-law, resolution or agreement make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the GCL as now or hereafter in effect.

ARTICLE XV

CERTAIN BUSINESS COMBINATIONS

The approval by the stockholders of the Corporation by the affirmative vote of not less than two-thirds (2/3) of all votes entitled to be cast on the matter shall be required for the approval, authorization or ratification of any “business combination” (as hereinafter defined) of the Corporation with any “related person” (as hereinafter defined); provided, however, that such two-thirds (2/3) voting requirement shall not be applicable if the business combination is approved by three-fourths (3/4) of the entire membership of the Board of Directors, in which event the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter shall be required. For purposes of this ARTICLE XV:

A.           The term “business combination” as used herein shall mean (i) any merger or consolidation of the Corporation; and (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation.

B.           The term “related person” as used herein shall mean and include any individual, corporation, partnership or other person or entity which, together with its “affiliates” and “associates” (as those terms were defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 on April 25, 1985), “beneficially” owns (as this term was defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 on April 25, 1985) in the aggregate 5% or more of the outstanding shares of any class of common stock of the Corporation; provided, however, that the term “related person” shall not include any of the following:

(1)          any individual, corporation, partnership or other person or entity which, together with its affiliates and associates, beneficially owned in the aggregate 5% or more of the outstanding shares of any class of common stock of the Corporation at any time prior to April 24, 1979, or the estate, personal representative, heir or legatee of any such person which or who becomes the beneficial owner of 5% or more of the outstanding shares of any class of common stock of the Corporation by virtue of testamentary transfer, interstate succession or gift from such person; or

(2)          The Haverty Furniture Companies, Inc. Retirement Trust or any other profit sharing plan, stock ownership plan or other employee benefit plan or trust relating to the employees of the Corporation or any of its subsidiaries.

ARTICLE XVI

ADDITIONAL VOTE REQUIRED FOR

CERTAIN BUSINESS COMBINATIONS

In addition to the requirements specified in ARTICLE XV, there shall be required for the approval, authorization or ratification of any “business combination” with a “related person,” the affirmative vote or consent of a majority of all votes entitled to be cast on the matter considered separately for the purposes of this ARTICLE XVI, which are not entitled to be voted directly or indirectly by such related person (“Unrelated Stockholders”); provided, however, that said majority voting requirements shall not be applicable if all of the conditions specified in paragraphs A, B and C below are met.

A.           The consideration to be received per share for each class of stock in such business combination by Unrelated Stockholders is payable in cash or other consideration, or a combination of both, and such consideration has a fair market value per share with respect to each class of the Corporation’s stock of not less than either:

(1)          the highest price (including the highest per share brokerage commissions, transfer tax and soliciting dealers fees) paid by the related person in acquiring any of the Corporation’s stock of that class; or

(2)          a price per share obtained by multiplying the aggregate earnings per share of stock of the Corporation (appropriately adjusted for any subdivision of shares, stock dividend or combination of shares during the period) for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes or consents on such business combination by the figure obtained by dividing the highest per share price (including the highest per share brokerage commissions, transfer tax and soliciting dealers fees) paid by such related person in acquiring any of the Corporation’s stock by the aggregate earnings per share of the Corporation for the four full consecutive fiscal quarters immediately preceding the time when the related person shall have become the beneficial owner of 5% or more of the outstanding shares of any class of common stock of the Corporation.

If any securities were issued by a related person in exchange for stock of the Corporation prior to the proposed business combination, the fair market value of said securities at the time of issue shall be used in determining the per share price paid for said stock.

B.           After the related person has become the beneficial owner of 5% or more of the outstanding shares of any class of common stock of the Corporation and prior to the consummation of such business combination, there shall have been no reduction in the rate of dividends payable on any class of the Corporation’s stock which would result in a quarterly dividend rate per share which is less than the average quarterly dividend rate per share of such class for the four full consecutive fiscal quarters immediately preceding the time when the related person shall have become the beneficial owner of said 5% or more of the outstanding shares of any class of common stock of the Corporation, unless such reduction in the rate of dividends has been approved by three-fourths (3/4) of the entire membership of the Board of Directors of the Corporation. For the purposes of this paragraph, “quarterly dividend rate per share” for any quarterly dividend shall be equal to the percentage said quarterly dividend per share bears to the earnings per share for the four full fiscal quarters immediately preceding the declaration of said quarterly dividend.

C.           The consideration to be received by Unrelated Stockholders shall be in cash or in the same form as the related person has previously paid for shares of such class of stock; if the related person has paid for shares of any class of any stock with varying forms of consideration, the form of consideration for such class of stock shall be either cash or the form used to acquire the largest number of shares of such class of stock previously acquired by it.

D.           For the purposes of this ARTICLE XVI, the terms “business combination” and “related person” have the meanings set forth in ARTICLE XV.

ARTICLE XVII

CERTAIN ACQUISITION PROPOSALS

The Board of Directors of the Corporation, when evaluating any offer of another individual, firm, corporation, or other entity (“Person”) (a) to make a tender or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with such other Person, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (such offers individually referred to as an “Acquisition Proposal”), shall, in connection with the exercise of its business judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation, the consideration being offered in the Acquisition Proposal in relation to the then-current market price of the Corporation’s stock, but also in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then-estimate of the future value of the Corporation as an independent entity, the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and on the communities in which the Corporation operates or is located and the desirability of maintaining independence from any other business or business entity.

ARTICLE XVIII

AMENDMENTS TO CERTAIN PROVISIONS

Notwithstanding the provisions of ARTICLE VIII, the provisions set forth in this ARTICLE XVIII and in ARTICLES XV, XVI and XVII may not be repealed or amended, and no provision imposing cumulative voting in the election of directors may be added to the Corporation’s Charter, unless such action is approved by the stockholders of the Corporation by the affirmative vote of not less than two-thirds (2/3) of all votes entitled to be cast on the matter.